ABOUT AVANIR PHARMACEUTICALS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
EXHIBIT 5.1
EXHIBIT 15.1
EXHIBIT 23.2

As filed with the Securities and Exchange Commission on August 8, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Avanir Pharmaceuticals

(Exact name of Registrant as specified in its charter)

California	33-0314804
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11388 Sorrento Valley Road, Suite 200, San Diego, California 92121 (858) 622-5200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gerald J. Yakatan, Ph.D.

President and Chief Executive Officer
11388 Sorrento Valley Road, Suite 200, San Diego, California 92121 (858) 622-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alan Jacobs, Esq.

Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

     Approximate date of commencement of proposed sale to the public: From time to time as soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Registration Fee

Class A Common Stock, no par value	8,074,069	$1.61	$12,999,251	$1,052

(1)	In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Each share of Class A Common Stock includes certain purchase rights issued pursuant to that certain Rights Agreement, dated as of March 5, 1999, between the Registrant and American Stock Transfer & Trust Company.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of Registrant’s Class A Common Stock on the American Stock Exchange on August 4, 2003.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

AVANIR PHARMACEUTICALS

6,728,396 Shares of Class A Common Stock and

1,345,673 Shares of Class A Common Stock

Issuable upon Exercise of Warrants

      This prospectus may be used only in connection with the resale, from time to time, of up to 8,074,069 shares of our Class A common stock, no par value, by the selling security holders, including 1,345,674 shares that are issuable upon the exercise of Class A common stock purchase warrants. Information on the selling security holders, and the times and manner in which they may offer and sell shares of our Class A common stock under this prospectus, is provided under “Selling Security Holders” and “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale of these shares by the selling security holders under this prospectus. We will receive proceeds upon cash exercise of the warrants to the extent the warrants are exercised.

      Our address is 11388 Sorrento Valley Road, Suite 200, San Diego, California 92121, and our telephone number is (858) 622-5200. In this prospectus, “Avanir,” the “Company,” the “Registrant,” “we,” “us” and “our” refer to Avanir Pharmaceuticals.

      Our common stock trades on the American Stock Exchange under the symbol “AVN.” On August 7, 2003, the closing price for our Class A common stock, as reported on the American Stock Exchange, was $1.55 per share.

      Investing in our Class A common stock involves certain risks. See “Risk Factors” beginning on Page 2 of this prospectus for the risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August      , 2003

ii

ABOUT AVANIR PHARMACEUTICALS

      Avanir Pharmaceuticals, based in San Diego and incorporated in California in 1988, is a drug discovery and development company engaged in research, development, commercialization, licensing and sales of innovative drug products. Avanir’s first commercialized product, docosanol 10% cream, also known as Abreva® in the United States and Canada, is a topical treatment for cold sores. Avanir has licensed docosanol 10% cream in the United States and in several foreign countries and continues to commercialize the drug outside the United States. Avanir’s research and clinical development programs are focused primarily on discovery and development of small molecules that can be taken orally as potential treatments for several central nervous system disorders, inflammatory diseases and cholesterol reduction.

      Avanir’s drug development pipeline consists of programs in both late-stage and early-stage clinical development and in pre-clinical development. Products in clinical development are for the treatment of pseudobulbar affect, neuropathic pain, and allergy and asthma. Programs in preclinical development are in the area of inflammation and cholesterol reduction. Through the use of its XenerexTM technology, Avanir also develops human monoclonal antibodies for infectious diseases and other therapeutic applications.

      Partnering, licensing and research collaborations have been, and will continue to be, an important part of Avanir’s business development strategy. We intend to partner with pharmaceutical companies that can help fund Avanir’s research in exchange for sharing in the rights to commercialize new drugs coming from this research. We have licensed and continue to seek licensees in other countries for docosanol 10% cream and other potential products in our pipeline. Research collaborations also represent an important way to achieve our development goals, while sharing in the risks and the opportunities that come from such development efforts.

      Avanir’s offices and research facilities are located at 11388 Sorrento Valley Road, Suite 200, San Diego, California 92121. Our telephone number is (858) 622-5200 and our e-mail address is info@avanir.com. Additional information about Avanir can be found on our website, at www.avanir.com, and in our periodic and current reports filed with the Securities and Exchange Commission (“SEC”). Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and online at www.sec.gov and our website.

PROSPECTUS SUMMARY

      This prospectus relates to resale of up to 6,728,396 shares of Class A common stock and an additional 1,345,673 shares of Class A common stock issuable upon the exercise of warrants by the security holders listed under “Selling Security Holders.” The selling security holders may sell their shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling security holders or from the purchasers, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled “Plan of Distribution.”

      We will not receive any proceeds from the potential sale of the 6,728,396 shares offered by the selling security holders. We will receive proceeds upon the exercise of the warrants to the extent they are exercised. The warrants have an exercise price of $2.23 per share.

RISK FACTORS

      You should carefully consider the following risks and uncertainties before you invest in our Class A common stock. Investing in our Class A common stock involves risk. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our Class A common stock could decline, and you could lose all or part of your investment. See also, “Special Note Regarding Forward-Looking Statements.”

We intend to raise capital over the next twelve months through various alternatives, including licensing or sales of our platform technologies and new drug candidates or through the sale of common stock. If we license or sell any of our technologies or drug candidates, then we will be foregoing a portion of future revenues on potential products, if approved by the FDA. If we sell our Class A common stock, then these issuances may dilute the value of our Class A common stock and may adversely affect its market price. If we are unable to successfully raise capital, we may need to curtail operations.

      In order to maintain sufficient cash and investments for future operations, we intend to raise additional capital in the next twelve months through various alternatives, including licensing or sales of our technologies and drug candidates and sale of shares of our Class A common stock.

•	If we raise capital through licensing or sales of one or more of our technologies and drug candidates, then we may lose an opportunity for product sales if a product is successfully developed, approved by the U.S. Food and Drug Administration (“FDA”) and marketed. If we license any of our technologies or drug candidates, then the development of the product or technology will no longer be in our control. A licensee might not ever reach any of the milestones in a license agreement and we would not earn any additional payments in such an event. Further, if we sell any of our technologies or drug candidates, there can be no assurance that the sales price will cover our investment in such technology or drug candidate.

•	If we raise capital by issuing additional shares of Class A common stock at a price per share less than the then-current market price per share, then the value of the shares of Class A common stock outstanding will be diluted or reduced. Further, even if we were to sell shares of common stock at prices equal to or higher than the current market price, the issuance of additional shares may depress the market price of our common stock and dilute your voting rights in the Company. We may not be able raise capital on terms that we find acceptable, if at all. If we are unable to raise additional capital to fund future operations, then we might have to reduce operations or defer or abandon one or more of our clinical research programs. Any of these actions could be expected to have an adverse effect on our stock price.

Avanir and its licensees may not be successful in obtaining regulatory approval of docosanol 10% cream immediately as an over-the-counter (“OTC”) product in the rest of the world or in licensing, marketing and selling the product in foreign countries.

      Avanir and its licensees face a wide variety of risks in foreign countries in obtaining regulatory approval and in marketing and selling docosanol 10% cream, including:

•	Regulatory approval requirements differ by country, and obtaining approvals to market the drug in foreign countries may be difficult to obtain, may require additional costly and time consuming clinical trials, or may require prescription status first before obtaining sufficient experience to warrant approval as an OTC product;

•	Building product awareness of a new drug, whether prescription or OTC, among customers or retail store decision makers may require a substantial amount of product promotion, which does not guarantee success;

•	Consumers may not perceive that docosanol 10% cream is superior to existing and potentially new OTC products for oral herpes;

•	Acceptance of docosanol 10% cream in the OTC consumer market may not be widespread; and

•	Potential price erosion could occur due to competitive products and responses to our product’s introduction.

Developing and testing a drug candidate is a very expensive and time-consuming process that may not ultimately lead to a marketable product.

      We may spend millions of dollars in pre-clinical studies researching the potential safety and efficacy of our drug candidates. If any such drug candidate fails to demonstrate the desired safety and efficacy, we may abandon the development of the compound, in which event we would not recover our expenditures incurred to date for that compound. If a compound appears to be safe and effective in pre-clinical studies, we may decide to proceed with human clinical trials. The full complement of clinical trials required to obtain regulatory approval for a new drug may involve several million dollars. Because of the Company’s limited financial resources, we may be required to license the compound to a pharmaceutical company with greater financial resources in order to complete development of the drug. There is no assurance that we will be able to find a large pharmaceutical company interested in licensing the drug or, if we do locate such a licensee, that the proposed license terms will be acceptable to the Company. In the event that we are unable to find a large pharmaceutical partner or licensee on acceptable terms, we may be forced to abandon one or more of our drug candidates.

We expect our quarterly operating results to fluctuate significantly from period-to-period for a number of reasons.

      Future operating results will continue to be subject to significant quarterly fluctuations based on a variety of factors, including:

•	Limited rights to future Abreva royalties — In December 2002 we sold to Drug Royalty USA the rights to a substantial portion of our future royalty revenues from sales of Abreva by GlaxoSmithKline. We will not receive any future royalty payments unless and until annual Abreva sales exceed $62 million, at which time we will receive one-half of the stated royalty rate on any excess sales. We expect that any royalty payments on these excess sales, if any, would occur only once a year, after the end of each calendar year.

•	Concentration of significant customers, suppliers and industries — Milestone payments and royalties earned from a single licensee (GlaxoSmithKline) accounted for approximately 95% and 99% of our fiscal 2002 and 2001 revenues, respectively. We have now received all of the milestone payments from GlaxoSmithKline. With the sale of our Abreva royalty rights to Drug Royalty USA, future royalty payments from GlaxoSmithKline will come exclusively from our remaining 50% share of Abreva royalties on contract sales in excess of $62 million a year. Additionally, we purchase our raw materials from a sole foreign supplier that has been approved for manufacture by the FDA. Any disturbances or delays in the manufacture of the raw materials could seriously and adversely affect our business.

•	Achievement of milestones under license agreements may be outside our control — Recognition of revenue under several of our license agreements may depend solely on the efforts and performance of our licensees in reaching milestones outside of our control. Such milestones may include specific events, such as regulatory approval, product launch, the passage of time, or reaching a sales threshold.

•	Acquisitions/alliances — If, in the future, we acquire technologies, products, or businesses, or we form alliances with companies requiring technology investments or commitments, we will face a number of risks to our business. The risks that we may encounter include those associated with integrating operations, personnel, and technologies acquired or licensed, and the potential for unknown liabilities of the acquired business. Our business and operating results on a quarterly basis could be adversely affected if any of our acquisition or alliance activities are not successful.

Foreign sales of docosanol 10% cream and other potential products are subject to various foreign trade risks.

      Our license agreement with GlaxoSmithKline is for the United States and Canada only. We also have exclusive license agreements for docosanol 10% cream for Israel, South Korea, Italy and Egypt. We are holding discussions with other potential licensees for marketing and selling docosanol 10% cream in other countries not already licensed. However, we may not finalize any license or distribution arrangements for other territories on a timely basis or on favorable terms, if at all. Further, our foreign licensees expose us to various foreign trade risks relating to development and marketing of docosanol 10% cream. We may arrange for contracts in the future for the manufacture, marketing and distribution of docosanol 10% cream overseas by foreign licensees, which will be substantially outside our control. Even if we are able to obtain experienced licensees in foreign markets, specific risks that could impact significantly our ability to deliver products abroad include:

•	difficulties in obtaining regulatory approval of docosanol 10% cream in foreign countries;

•	changes in the regulatory and competitive environments in foreign countries;

•	changes in a specific country’s or region’s political or economic conditions;

•	difficulty in finding foreign partners with sufficient capital to effectively launch, market and promote the product;

•	shipping delays;

•	difficulties in managing operations across disparate geographic areas;

•	fluctuations in foreign currency exchange rates;

•	prices of competitive products;

•	difficulties associated with enforcing agreements through foreign legal systems;

•	trade protection measures, including customs duties and export quotas; and

•	foreign tax withholding laws.

Our Xenerex antibody generation technology faces intense competition and rapid technological change, particularly in the area of product development for infectious diseases. If we fail to develop antibody products that keep pace with competitive products and new technologies, our products and technologies could become obsolete.

      The biotechnology industry is highly competitive and subject to significant and rapid technological change. We compete with several companies that develop and market antibody products and technologies. These competitors have specific expertise and technologies related to antibody development. Also, they introduce new or modified technologies from time to time. These companies include Abgenix, Inc., Medarex, GenPharm, Kirin Brewing Co., Genmab, Cambridge Antibody Technology Group, Protein Design Labs, Dyax, and MorphoSys. Many of these companies, either alone or together with their customers, have substantially greater financial resources, larger research and development staffs, and substantially greater experience than we do.

Our failure or inability to comply with government regulations regarding the development, production, testing, manufacturing and marketing of our products may adversely affect our operations.

      Governmental authorities in the U.S., including the FDA, and other countries highly regulate the development, production, testing, manufacturing and marketing of pharmaceutical products. The clinical testing and regulatory approval process can take a number of years and requires the expenditure of substantial resources. Failure to obtain, or delays in obtaining, these approvals will adversely affect our business operations, including our ability to commence marketing of any proposed products. We may find it necessary to use a significant portion of our financial resources for research and development and the clinical trials necessary to obtain these approvals for our proposed products. We will continue to incur costs of development without any assurance that we will ever obtain regulatory approvals for any of our products under development. Additionally, we cannot predict the extent to which adverse governmental regulation might arise from future U.S. or foreign legislative or administrative action. Moreover, we cannot predict with accuracy the effects of any future changes in the regulatory approval process and in the domestic health care system for which we develop our products. Future changes could affect adversely the time frame required for regulatory review, our financial resources, and the sale prices of our proposed products, if approved for sale.

Unsuccessful or lengthy research and development programs for proposed new products could negatively affect our business.

      The drug development process is lengthy and capital intensive. Our drug development programs are exposed to all of the risks inherent in product development based on innovative technologies, including unanticipated development problems and the possible lack of funding or collaborative partners. Any of a number of problems in the development process could result in the abandonment or substantial change in the development of a specific product. Our Phase III clinical trial of Neurodex for the treatment of pseudobulbar affect in multiple sclerosis patients may experience setbacks or failures for reasons we have not anticipated. We might experience delays in our plans for review with the FDA of the results of our Phase II open-label dose escalation clinical trial of Neurodex for the treatment of neuropathic pain and in gaining timely acceptance by the FDA of our Phase III study plans. Our Phase I clinical trial of our lead compound for treating allergy and asthma may not demonstrate the efficacy of, or have the safety profile necessary for, a proposed product for human use. Unsuccessful clinical trial results for our proposed products could affect materially and adversely our future business operations and financial condition.

Business interruptions could adversely affect our business.

      Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks and other events beyond our control. For example, during 2001 and again in 2003, we have experienced “blackouts,” where we experienced a period of time lasting several hours in which our utility provider was unable to provide us with electrical power. The loss of electrical power or “blackouts” for any significant periods of time could adversely affect our ability to conduct experiments and could also harm our vendors. Further, we could lose valuable data made to date in experiments currently underway. We have mitigated the severity of power losses by installing on our premises emergency power equipment, which we have used on several occasions to supply electricity in the areas that we consider to be the most critical to our operations. However, the emergency power unit does not cover all of our electrical needs and, further, it might not operate properly in the event of a power loss.

Our inability to attract and retain key management and scientific personnel could negatively affect our business.

      Our success depends on the performance of a small core staff of key management and scientific employees with biotech experience. Given our small staff size and programs currently under development, we depend substantially on our ability to hire, train, retain and motivate high quality personnel, especially our scientists and management team in this field. If we were to lose one or more of our key scientists, then we would likely lose some portion of our institutional knowledge and technical know-how, potentially causing a substantial delay in one or more of our development programs until adequate replacement personnel could be hired and trained.

      Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified, technical, sales, marketing and customer service personnel. We presently employ approximately 65 people. Further, we expect to hire additional people over the next twelve months. Other than our chief executive officer, our executives do not have employment agreements. We do not have “key person” life insurance policies for any of our executives. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. This type of environment creates intense competition for qualified personnel, particularly in product research and development, sales and marketing, and accounting and finance.

Our patents may be challenged and our pending patents may be denied. Either result would seriously jeopardize our ability to compete in the intended markets for our proposed products.

      We rely substantially on the protection of our intellectual property through our ownership or control of issued patents and patent applications. Patents and patent applications owned or controlled by the Company are for docosanol-related products and technologies, NeurodexTM, compounds capable of regulating the target IgE in controlling symptoms of allergy and asthma, compounds capable of regulating the target MIF in the treatment of several inflammatory diseases, and Xenerex technologies for developing monoclonal antibodies. Because of the competitive nature of the biopharmaceutical industry, we cannot assure you that:

•	the claims in any pending patent applications will be allowed or that patents will be granted;

•	present and future competitors will not develop similar or superior technologies independently, duplicate our technologies or design around the patented aspects of our technologies;

•	our proposed technologies will not infringe other patents or rights owned by others, including licenses that may not be available to us;

•	any of our issued patents will provide us with significant competitive advantages; or

•	challenges will not be instituted against the validity or enforceability of any patent that we own or, if instituted, that these challenges will not be successful.

Our inability to obtain or maintain patent protections for our products in foreign markets may negatively affect our financial condition.

      The process for the approval of patent applications in foreign countries may differ significantly from the process in the U.S. These differences may delay our plans to market and sell docosanol 10% cream and other products in the international marketplace. Approval in one country does not indicate that approval will be obtained in other countries. The patent authorities in each country administer that country’s laws and regulations relating to patents independently of the laws and regulations of any other country and we must seek and obtain the patents separately. Our inability to obtain or maintain patent protections for docosanol 10% cream and other products in foreign markets would severely hamper our ability to generate international sales from our first product and other products still under development.

If we do not protect our technical innovations, then our business may be negatively affected.

      We rely substantially on confidentiality agreements to protect our innovations. We cannot assure you that secrecy obligations will be honored, or that others will not independently develop similar or superior technology. Additionally, if our consultants, key employees or other third parties apply technological information independently developed by them or by others to our projects, then disputes may arise as to the ownership rights of these innovations. It is costly to litigate these disputes and an unfavorable result could adversely affect our intellectual property portfolio as well as our business and financial condition.

Developing new pharmaceutical products for human use involves product liability risks, for which we currently have limited insurance coverage.

      The testing, marketing, and sale of pharmaceutical products involves the risk of product liability claims by consumers and other third parties. We maintain product liability insurance coverage for our clinical trials in the amount of $2 million per incident and $2 million in the aggregate. However, product liability claims can be high in the pharmaceutical industry and our insurance may not sufficiently cover our actual liabilities. If a suit against our business or proposed products is successful, then the lack or insufficiency of insurance coverage could affect materially and adversely our business and financial condition. Furthermore, various distributors of pharmaceutical products require minimum product liability insurance coverage before their purchase or acceptance of products for distribution. Failure to satisfy these insurance requirements could impede our ability to achieve broad distribution of our proposed products.

We could incur significant liabilities as a result of material litigation.

      In the ordinary course of business, we face various claims brought by third parties, including claims relating to the safety or efficacy of our products. Any of these claims could subject us to costly litigation and, while we generally believe that we have adequate insurance to cover many different types of liabilities, our insurance carriers may deny coverage or our policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material adverse effect on our operations and financial position. Additionally, any such claims, whether or not successful, could damage our reputation and business.

Abreva faces competition from a number of existing and well-established products and the companies that market their products.

      We have the opportunity to earn royalties on Abreva product wholesale sales if sales exceed $62 million a year. Abreva competes with several other products for oral-facial herpes currently on the market in the U.S., as well as other products or potential products that are or may be under development or undergoing FDA review. Most of our competitors, including such companies as Bayer Corp. and Schering Plough, have substantial financial resources, research and development facilities and manufacturing and marketing experience. Even with Abreva being marketed by one of the world’s largest consumer healthcare companies, GlaxoSmithKline, not all competitive responses and the impacts of those responses can be foreseen.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934 (the “1934 Act”), including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. In evaluating our business, prospective investors should carefully consider the following factors in addition to the other information set forth in this prospectus and incorporated by reference herein.

USE OF PROCEEDS

      The selling security holders will receive all of the proceeds from the sale of the shares offered by this prospectus and we will receive no proceeds from this offering, with the exception of proceeds received upon the exercise of the warrants to the extent they are exercised by the selling security holders. We intend to use any proceeds we receive from the exercise of the warrants for general corporate purposes.

SELLING SECURITY HOLDERS

      The following table sets forth the names of each of the selling security holders, the number of shares of common stock beneficially owned by each selling security holder immediately prior to the date of this prospectus, the number of shares subject to currently exercisable warrants, the number of shares that may be offered pursuant to this prospectus, and the number of shares of common stock that will be beneficially owned by each of the selling security holders after the offering is completed. This information is based upon information provided to us by each selling security holder with respect to itself only.

      For purposes of this table, beneficial ownership is determined in accordance with Securities and Exchange Commission rules, and includes voting power and investment power with respect to shares. Under these rules, shares issuable upon the exercise of currently exercisable warrants are considered outstanding for purposes of calculating the percentage owned by a person, but not for purposes of calculating the percentage owned by any other person. As explained below under “Plan of Distribution,” we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement of which this prospectus is a part.

	Securities Beneficially Owned Prior to Offering				Shares Beneficially
					Owned After
		Shares			the Offering
		Underlying
Selling Security Holders	Shares	Warrants	Total(1)	Percent(1)	Number	Percent

Capital Ventures International	335,570	67,114	402,684	*	—	—
CDIB Capital Investment America Ltd.	1,006,711	201,342	1,208,053	1.8%	—	—
Cranshire Capital, L.P.	251,677	50,335	302,012	*	—	—
Joseph Edelman	134,228	26,845	161,073	*	—	—
Elliott Associates, L.P.	318,556	53,691	372,247	*	50,100	*
Elliott International, L.P.	412,884	80,536	493,420	*	10,200	*
Everspring Master Fund Ltd.	67,328	13,465	80,793	*	—	—
Daniel B. Heller	16,778	3,355	20,133	*	—	—
SF Capital Partners Ltd.	2,684,563	536,912	3,221,475	4.9%	—	—
Perceptive Life Sciences Master Fund, LTD.	1,180,485	233,557	1,414,042	2.1%	12,700	*
RHP Master Fund, Ltd.	134,228	26,845	161,073	*	—	—
Multi-National Consulting Services, IV, LLC	23,489	4,697	28,186	*	—	—
The Tail Wind Fund Ltd.	234,899	46,979	281,878	*	—	—

(1)	Includes shares issuable upon exercise of warrants.

*	Less than 1%.

PLAN OF DISTRIBUTION

      The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

      The selling security holders may also sell shares under Rule 144 under the 1933 Act, if available, rather than under this prospectus.

      In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling security holders may from time to time pledge or grant a security interest in some or all of the shares or warrant shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Class A common stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424 under the 1933 Act or other applicable provision of the 1933 Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

      The selling security holders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the 1933 Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. The selling security holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act.

      Under the rules and regulations of the 1934 Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to our Class A common stock for a period of two business days prior to the commencement of such distribution. The selling security holders will also be subject to applicable provisions of the 1934 Act and regulations under the 1934 Act which may limit the timing of purchases and sales of shares of our Class A common stock by the selling security holders.

LEGAL MATTERS

      The legality of the issuance of the Class A common stock being offered hereby is being passed upon by Heller Ehrman White & McAuliffe LLP, San Diego, California.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from Avanir Pharmaceutical’s Annual Report on Form 10-K for the year ended September 30, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents previously filed by us with the Securities and Exchange Commission pursuant to the 1934 Act are hereby incorporated by reference in this prospectus and made a part hereof:

      1.     Our Current Report on Form 8-K filed with the SEC on July 25, 2003;

      2.     Our Current Report on Form 8-K filed with the SEC on May 8, 2003;

      3.     Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

      4.     Our Definitive Proxy Statement filed with the SEC on January 24, 2003;

      5.     Our Current Report on Form 8-K filed with the SEC on January 7, 2003;

      6.     Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002;

      7.     Our Annual Report on Form 10-K for the year ended September 30, 2002; and

8.	The description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-15803) filed on April 15, 2000, including any amendment thereto.

      All documents filed with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

      Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Avanir Pharmaceuticals, 11388 Sorrento Valley Road, Suite 200, San Diego, California 92121, Attention: Chief Financial Officer, telephone: (858) 622-5200. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the 1934 Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov, as well as at our website at http://www.avanir.com. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission’s Public Reference Rooms.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission registration fee	$1,052
Accounting fees	4,000
Legal fees and disbursements	10,000
Listing fees for additional shares on The American Stock Exchange	22,500
Miscellaneous	2,630

Total:	$40,182

Item 15.	Indemnification of Officers and Directors

      The registrant’s Articles of Incorporation, as amended, (the “Articles”) provide that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its shareholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The Articles eliminate the personal liability of directors to the fullest extent permitted by the California Corporations Law and, together with the registrant’s Bylaws (the “Bylaws”), provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The registrant has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with certain of its executive officers and directors.

Item 16.	Exhibits

      The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit
Number	Description of Exhibit

4.1	Securities Purchase Agreement, dated as of July 21, 2003, among the Registrant and the purchasers identified therein*
4.2	Form of Class A Common Stock Warrant*
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
15.1	Letter on unaudited interim financial information
23.1	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP, Independent Auditors
24.1	Power of Attorney (included on signature page)

*	Filed as an exhibit to that Current Report on Form 8-K filed by the registrant on July 25, 2003.

Item 17.	Undertakings

      A.     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the “1933 Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

*          *          *

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on August 8, 2003.

AVANIR PHARMACEUTICALS

By	/s/ GERALD J. YAKATAN, PH.D.

Gerald J. Yakatan, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald J. Yakatan, Ph.D. and Gregory P. Hanson, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GERALD J. YAKATAN, PH.D. Gerald J. Yakatan, Ph.D.	President and Chief Executive Officer (Principal Executive Officer)	August 8, 2003

/s/ GREGORY P. HANSON Gregory P. Hanson	Vice President, Finance; Chief Financial Officer; and Secretary (Principal Accounting and Financial Officer)	August 8, 2003

/s/ STEPHEN G. AUSTIN Stephen G. Austin	Director	August 8, 2003

/s/ DENNIS J. CARLO Dennis J. Carlo	Director	August 8, 2003

/s/ MICHAEL W. GEORGE Michael W. George	Director	August 8, 2003

/s/ JAMES B. GLAVIN James B. Glavin	Director	August 8, 2003

/s/ SUSAN GOLDING Susan Golding	Director	August 8, 2003

Signature	Title	Date

/s/ CHARLES A. MATHEWS Charles A. Mathews	Director	August 8, 2003

/s/ HAROLD F. OBERKFELL Harold F. Oberkfell	Director	August 8, 2003

/s/ KENNETH E. OLSON Kenneth E. Olson	Director	August 8, 2003

AVANIR PHARMACEUTICALS

EXHIBIT INDEX

Title
Number	Description of Exhibit

4.1	Securities Purchase Agreement, dated as of July 21, 2003, among the Registrant and the purchasers identified therein*
4.2	Form of Class A Common Stock Warrant*
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
15.1	Letter on unaudited interim financial information
23.1	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP, Independent Auditors
24.1	Power of Attorney (included on signature page)

*	Filed as an exhibit to that Current Report on Form 8-K filed by the registrant on July 25, 2003.